Exhibit 99.1

Investors:	Sue Pirri, sue.pirri@autodesk.com, 415-507-6467 John Clancy, john.clancy@autodesk.com, 415-507-6373

Press:	Caroline Kawashima, caroline.kawashima@autodesk.com, 415-547-2498

AUTODESK RECEIVES ADDITIONAL NASDAQ NOTICE

SAN RAFAEL, Calif., December 19, 2006 — Autodesk, Inc. (NASDAQ: ADSK) today announced that, as expected, it has received an additional Nasdaq Staff Determination notice stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14), due to the Company’s delay in filing its quarterly report on Form 10-Q for the third quarter ended October 31, 2006. The notice stated that the delay in filing could serve as an additional basis for delisting of the Company’s securities.

As previously disclosed, Nasdaq initially informed the Company on September 13, 2006 that its securities would be delisted due to the Company’s delay in filing its Form 10-Q for the second quarter ended July 31, 2006 unless the Company requested a hearing in accordance with applicable Nasdaq Marketplace Rules. Autodesk subsequently requested and was granted a hearing before the Nasdaq Listing Qualifications Panel and requested an extension for continued listing on the Nasdaq Global Select Market. As of today, the Company is awaiting a decision on its extension request. While the Company remains optimistic, there can be no assurance that the Panel will grant a request for continued listing. Shares of Autodesk common stock will continue trading on the Nasdaq pending the Panel’s decision.

About Autodesk

Autodesk, Inc. is a Fortune 1000 company, wholly focused on ensuring that great ideas are turned into reality. With seven million users, Autodesk is the world’s leading software and services company for the manufacturing, infrastructure, building, media and entertainment, and wireless data services fields. Autodesk’s solutions help customers create, manage and share their data and digital assets more effectively. As a result, customers turn ideas into competitive advantage, become more productive, streamline project efficiency and maximize profits.

Founded in 1982, Autodesk is headquartered in San Rafael, California. For additional information about Autodesk, please visit www.autodesk.com.